CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS * . A COMPLETE, UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                    EXHIBIT 10.1

                                                           Agreement No. 02-0273

                                LICENSE AGREEMENT

        This Agreement is made effective the 8th day of January, 2002, by and between Wisconsin Alumni Research Foundation (hereinafter called "WARF"), a nonstock, nonprofit Wisconsin corporation, and Geron Corporation (hereinafter called "Geron"), a corporation organized and existing under the laws of Delaware;

        WHEREAS, WARF owns certain inventions that are described in the "Licensed Patents" defined below;

        WHEREAS, WARF and Geron had previously entered into a license agreement, Agreement No. 95-0208 dated January 1, 1996, as amended on March 19, 1997 and March 1, 1998, (the "First License") and a license agreement, Agreement No. 99-0027 dated April 23, 1999, as amended on October 1, 1999, January 28, 2000, January 30, 2001, February 21, 2001, May 29, 2001 and June 25, 2001 which superseded the First License (the "Second License");

        WHEREAS, WARF and Geron desire to enter into this Agreement to restate and modify the agreement between the parties; and

        WHEREAS, WARF and Geron agree that this Agreement shall supersede in their entirety all prior agreements between the parties relating to the subject matter of this Agreement, except the Settlement Agreement of even date herewith.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

        Section 1. Definitions.

        For the purpose of this Agreement, the Appendix A definitions shall apply.

        Section 2. Grant.

               A.     Licenses.

                      (i) WARF hereby grants to Geron an exclusive license, limited to the Exclusive Field and the Licensed Territory, under the Licensed Patents to make, have made, develop, have developed, use, sell, offer for sale, and import Products.

                      (ii) WARF hereby grants to Geron a nonexclusive license, limited to the Nonexclusive Field and the Licensed Territory, under the Licensed Patents to make, have made, develop, have developed, use, sell, offer for sale, and import Products.

                      (iii) WARF hereby grants to Geron a nonexclusive license, limited to the Research Products Field and the Licensed Territory, under the Licensed Patents to make, have made, develop, have developed, use, sell, offer for sale, and import Research Products.

                      (iv) WARF hereby grants to Geron a nonexclusive license, without the right to grant sublicenses, limited to the Research-Related Field and the Licensed Territory, under the Licensed Patents to make, have made, develop, have developed, use, sell, offer for sale, and import Products and Research Products.

                      (v) WARF hereby grants to Geron a nonexclusive license, limited to the Licensed Territory, to use the Licensed Patents for Internal Research Purposes.

               B.     Sublicenses.

                      (i) Geron may grant written sublicenses to third parties under the exclusive licenses granted herein in the Exclusive Field. Any agreement granting a sublicense shall state that the sublicense is subject to the termination of this Agreement. Geron shall require that its sublicensee(s) comply with all requirements of this Agreement (including without limitation restrictions on the right to use and transfer Materials) and Geron shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Geron. Any conversion of Geron's exclusive license to a nonexclusive license pursuant to Section 3A(iii)(d) below shall not affect a sublicense existing prior to the date of such conversion.

                      (ii) Geron may grant written sublicenses to third parties under the nonexclusive licenses granted herein in the Nonexclusive Field and the Research Products Field, but only:

                      (a) To Contract Service Providers to enable the Contract Service Provider to perform services in support of Geron's commercialization of Products or Research Products, under a written contract with Geron, at Geron's expense, and pursuant to protocols or specifications developed by Geron. Such a sublicense may include a license to make or use the Materials, Products, or Research Products solely for the purpose of providing the services, or to sell Products or Research Products as Geron's agent, but not to sell or transfer any of them for any other purpose.

                      (b) To Collaborators to enable the Collaborator to engage in a project of collaborative research with Geron on Materials and cells derived from Materials and/or development of Products or Research Products, provided that the project is described and directed by Geron. Such a sublicense may include a license to make or use the Materials, Products, or Research Products solely for the purpose of the project, but not to sell or transfer any of them for any purpose.

                      (c) To Development Partners to enable the Development Partner to develop Products or Research Products collaboratively with Geron, provided WARF does not disapprove as provided below. Such a sublicense may include a license to make or use the Materials, and to make, have made, use, sell, offer for sale, or import Products and/or Research Products. At or before the time that Geron signs a term sheet with a proposed Development Partner, Geron shall inform WARF in writing, in confidence, of the proposed non-economic terms, including Geron's role in the collaborative development. WARF shall have the right to disapprove such subcontract with a Development Partner only if Geron is not participating actively and substantively (e.g. by providing research, manufacturing, co-marketing, etc.). If WARF does not inform Geron in writing of its disapproval and the reasons for it within ten
        (10) days after Geron informs WARF of the proposed terms, WARF shall be deemed to have approved them. If WARF does inform Geron in writing of its disapproval and the reasons for it within ten (10) days after Geron informs WARF of the proposed terms, and Geron believes WARF's disapproval to be unreasonable, Geron may submit the matter to Truncated Arbitration.

                      (iii)  Any agreement granting a sublicense under this
Section 2B shall state that the sublicense is subject to the termination of this Agreement; that the sublicensee is not authorized to transfer any Materials, or use them for any purpose outside that permitted by the sublicense; and that the sublicensee will not use Materials originally provided by WARF, WiCell or the University of Wisconsin to Geron or derived therefrom to perform any of the following experiments: (a) intermixing of Materials with an intact embryo, either human or nonhuman; (b) implanting Materials or products of Materials in a uterus; or (c) attempting to make whole embryos by any method. Geron shall require that its sublicensee(s) comply with all requirements of this Agreement (to the extent applicable to the work under the sublicense) and Geron shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Geron. Geron shall provide to WARF, in confidence, a summary of any sublicense agreement under this Section 2B within thirty (30) days after execution of such sublicense agreement subject to the obligation, however, in the case of Development Partners to have earlier provided the proposed terms as required above in Section 2B(ii)(c).

                      (iv) In respect to sublicenses granted by Geron under this Section 2B, Geron shall pay to

WARF an amount equal to what Geron would have been required to pay to WARF had Geron sold the amount of Products or Research Products sold by such sublicensee. In addition, if Geron receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, except for payments received by Geron upon achievement of the milestones set forth in Section 4D (provided that Geron shall be responsible for payment upon achievement of such milestones by a sublicensee as if Geron itself had achieved such milestones and shall make payment directly to WARF pursuant to Section 4D), and such payments are not based directly upon the amount or value of Products or Research Products sold by the sublicensee, then Geron shall pay WARF * percent (* %) of such payments in the case of sublicenses under Section 2B(i) and * percent (* %) of such payments in the case of sublicenses under Section 2B(ii), in the manner specified in Section 4E. WARF recognizes that payments received from sublicensees to fund research are not consideration for rights granted under the sublicense and as such research funds are not subject to sharing with WARF hereunder. However, Geron shall not receive from sublicensees anything of value in lieu of cash payments (other than equity in another company which can and will be shared with WARF) in consideration for any sublicense under this Agreement without the express prior written permission of WARF. Both parties agree to act in good faith when negotiating the consideration to be paid for sublicensing and when assessing whether such consideration is subject to sharing with WARF under this Section 2B(iv). Any disagreement between WARF and Geron over the consideration to be paid to WARF on account of sublicenses shall be submitted to Truncated Arbitration.

               C.     License to WARF, WiCell and the University of Wisconsin.

        To the extent permitted by applicable law, Geron hereby grants to WARF, WiCell and the University of Wisconsin - Madison a nonexclusive, royalty-free, paid-up research license under any and all inventions made during the term of the First License or Second License or hereafter made or acquired by Geron to the extent any such inventions are Improvements. Such license shall be nontransferable as long as Geron remains an existing and solvent entity but may be transferable upon bankruptcy or dissolution of Geron other than in the event of the sale of substantially all of Geron's assets pursuant to Section 8. "Improvements" shall mean any modification of an invention described in Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents. Geron shall provide WARF with a written, enabling disclosure of each such invention (such as a U.S. patent application), unambiguously identifying it as an invention governed by this paragraph, within six (6) months of filing a patent application thereon.

               D.     Provision of Cell Lines.

        Pursuant to a Material Transfer Agreement dated October 12, 1998, WARF has provided to Geron certain human embryonic stem cell lines, which constitute Materials. WARF agrees to provide to Geron any and all additional human embryonic stem cell lines derived or developed by WARF, WiCell Research Institute, or the University of Wisconsin-Madison and available for licensing by WARF or WiCell. WARF will provide such cell lines to Geron with no fee, subject to the restrictions provided in this Agreement with respect to the use and transfer of Materials.

               E.     Geron IP Licensing.

                      (i) If a third party to which WARF has granted a license for commercialization of Products under the Licensed Patents outside the Exclusive Field wishes to obtain a license to Geron IP, Geron agrees to grant a nonexclusive license under such Geron IP to such third party. Such a license shall be restricted in scope to the scope of the WARF license to such third party, shall in no event include a license to make, use, or sell Research Products, and shall be on commercially reasonable terms.

                             (a)    With respect to the structure and
        non-economic terms of the license, if Geron and the third party fail to reach agreement, the third party may submit to Truncated Arbitration the question of whether Geron's last offer was commercially reasonable. If the arbitrator finds that the offer was not commercially reasonable, Geron shall make another offer, which if the parties fail to agree shall in turn be subject to Truncated Arbitration as provided in the preceding sentence. If the arbitrator finds that the offer was commercially reasonable, Geron may choose to re-offer the terms or decline to grant a license, in Geron's sole discretion.

                             (b) With respect to the economic terms of the license, if Geron and the third party fail to reach agreement, the third party may submit to Truncated Arbitration the question of what economic terms represent fair market value economic terms for the license. Geron and the third party will then each make a last offer, and the arbitrator will choose Geron's last offer or the third party's last offer, whichever the arbitrator determines to be closer to the fair market value ("baseball arbitration").

                             (c) Notwithstanding the above, if the third party is a public company with a market capitalization greater than $200 million, or a private company with a comparable value, and the third party wishes to develop a product for an indication for which Geron has submitted a development plan, Geron may at its election propose that the third party enter into a commercially reasonable collaboration or development partnership rather than a license. The structure and non-economic terms and the economic terms of such collaboration or development partnership shall be subject to Truncated Arbitration as provided above in Section 2E(i)(a) and (b).

                      (ii) If a governmental or academic or non-profit research organization to which WARF has granted a license for research (but not commercialization or distribution of Products or Research Products) under the Licensed Patents outside the Exclusive Field wishes to obtain a license to Geron IP, Geron agrees to grant a nonexclusive license under such Geron IP to such third party. Such a license shall be restricted in scope to the scope of the WARF license to such third party, shall in no event include a license to make, use, or sell Products or Research Products, and shall be on commercially reasonable terms without royalties or other fees (it being understood that Geron shall not be obligated under this Agreement to accept the terms of the federal government's CRADA form agreement).

        Section 3. Development Plans and Reporting.

               A.     Development Plans for Exclusive Field.

                      (i) Geron has submitted, and WARF has accepted, specific development plans for Products based on each of the three cell types in the Exclusive Field (the "Specific Exclusive Development Plans"). For purposes of this Agreement, the milestones in Geron's specific development plans are understood to be (1) new clinical entity candidate selection, (2) IND filing,
(3) BLA submission, and (4) BLA approval/product launch. A Specific Exclusive Development Plan may be changed by agreement of the parties, as provided in
Section 3A(ii) below, or unilaterally by Geron because of a missed milestone or in anticipation of a missed milestone, as provided in Section 3A(iii) below and subject to the consequences specified in Section 3A(iii). Upon any such change, the changed Specific Exclusive Development Plan shall supersede all previous Specific Exclusive Development Plans for that cell type.

                      (ii) Should Geron desire to make changes to a Specific Exclusive Development Plan for any reason (including, without limitation, in the context of a sublicensing, partnership or development agreement), Geron shall propose such changes to WARF for WARF's written agreement, such agreement not to be unreasonably withheld. If WARF does not agree and Geron believes WARF's disagreement with a change to be unreasonable, Geron may submit the matter to Truncated Arbitration.

                      (iii) Should Geron miss, or conclude that it will miss, a milestone set forth in a then-current Specific Exclusive Development Plan, then:

                             (a) As soon as Geron has missed, or concludes that it will miss, a milestone, Geron shall inform WARF and explain in writing why the milestone was or may be missed.

                             (b) If the milestone is or will be missed by more than *, then Geron shall revise the milestones in the Specific Exclusive Development Plan to account for the delay and inform WARF in writing of the revised milestones.

                             (c) If (and only if) the milestone is or will be missed by more than * for a reason within Geron's control, then the consequences specified in (d) below shall apply, unless WARF agrees in writing to waive the consequences. Reasons "within Geron's control" shall be limited exclusively to Resource Allocation (defined below in Section 3B) decisions, wherein Geron allocates less than * percent (* %) of the projected Resource Allocation set forth in the

        Work Plans or assigns to a project personnel without appropriate scientific expertise; except that if WARF finds that either or both of the 2002 Work Plans for the cardiomyocyte and pancreatic islet cell areas are not reasonable, in WARF's reasonable judgment communicated to Geron no later than * , then for the cell type(s) for which the Work Plans are found not to be reasonable, reasons "within Geron's control" shall thereafter primarily, but not exclusively, be limited to Resource Allocation decisions. If the parties disagree as to whether the reason was within Geron's control, the issue shall be resolved by Truncated Arbitration, which must be requested by one of the parties within ninety
        (90) days of Geron notifying WARF of the missed milestone and the reasons for missing it.

                             (d) For each cell type, the first milestone missed for a reason within Geron's control shall result in a * penalty, and the second shall result in a * penalty. Such penalties shall be payable by Geron to WARF within thirty (30) days after the milestone is missed (or, if later, after the conclusion of a Truncated Arbitration determining that the milestone was missed for reasons within Geron's control). The third milestone missed for the same cell type for a reason within Geron's control shall result, at WARF's election, in conversion of Geron's license for that cell type from exclusive to non-exclusive. If WARF elects such conversion, WARF will notify Geron in writing, and the effective date of such conversion shall be thirty (30) days after WARF's written notice (or, if later, thirty (30) days after the conclusion of a Truncated Arbitration determining that the milestone was missed for reasons within Geron's control). Upon such conversion, the definitions of Exclusive Field and Nonexclusive Field shall be deemed modified accordingly.

               B.     Work Plans for Exclusive Field.

               Geron has submitted, and WARF has found to be reasonable, a specific work plan (a "Work Plan") for work on the neural cell type in the calendar year 2002. By *, Geron will submit a Work Plan for work on the cardiomyocyte and pancreatic islet cell types in the calendar year 2002. Each Work Plan will detail activities to be taken towards accomplishing the goals set forth in the Specific Exclusive Development Plan for that cell type, and will include (a) budget projections, (b) headcount allocations, (c) facilities, and
(d) scientific expertise of personnel allocated to the cell type ((a) through (d) are collectively defined as "Resource Allocation"). WARF will notify Geron in writing by * whether WARF considers the 2002 Work Plans for the cardiomyocyte and pancreatic islet cell types to be reasonable, in WARF's reasonable judgment. Beginning in 2003 and in each year thereafter, Geron will provide a Work Plan for that year for each cell type in the Exclusive Field by January 31 of each year, to inform WARF and to allow WARF to understand the resources being allocated to the work. Work Plans will not be subject to WARF's approval.

               C.     Development Plans for Nonexclusive Field.

                      (i) Geron has submitted, and WARF has accepted, specific development plans for Products based on each of the three cell types in the Nonexclusive Field (the "Specific Nonexclusive Development Plans"). For purposes of this Agreement, the milestones in Geron's specific development plans are understood to be (1) new clinical entity candidate selection, (2) IND filing, (3) BLA submission, and (4) BLA approval/product launch. A Specific Nonexclusive Development Plan may be changed by agreement of the parties, as provided in Section 3C(ii) below, or unilaterally by Geron because of a missed milestone or in anticipation of a missed milestone, as provided in Section 3C(iii) below. Upon any such change, the changed Specific Nonexclusive Development Plan shall supersede all previous Specific Nonexclusive Development Plans for that cell type.

                      (ii) Should Geron desire to make changes to a Specific Nonexclusive Development Plan for any reason (including, without limitation, in the context of a sublicensing, partnership or development agreement), Geron shall propose such changes to WARF for WARF's written agreement, such agreement not to be unreasonably withheld. If WARF does not agree and Geron believes WARF's disagreement with a change to be unreasonable, Geron may submit the matter to Truncated Arbitration.

                      (iii) Should Geron miss, or anticipate missing, a milestone set forth in a Specific Nonexclusive Development Plan, then:

                      (a) As soon as Geron has missed, or concludes that it will miss, a milestone, Geron shall inform WARF and explain in writing why the milestone was or may be missed.

                      (b) If the milestone is or will be missed by more than two calendar quarters, then Geron shall revise the milestones in the Specific Nonexclusive Development Plan to account for the delay and inform WARF in writing of the revised milestones.

                      (c) Missing a milestone in a Specific Nonexclusive Development Plan will not result in any penalty, although it will result in an extension of the royalty period pursuant to Section 7A to the extent provided in that section.

               D.     Development Reports.

        Within one month following the end of each calendar quarter ending on March 31, June 30, September 30 and December 31 and until commercial sales of Products begin for the indications Geron for which Geron has supplied Development Plans, Geron will supply WARF with a written Development Report showing Geron's progress toward bringing Products to market in the Exclusive Field and the Nonexclusive Field.

               E.     Geron's Discretion.

        Except as explicitly stated in this Agreement, all development activities and strategies and all aspects of Product design and decisions to market and the like are entirely at the discretion of Geron, and Geron shall rely entirely on its own expertise with respect thereto.

               F.     Confidentiality of Development Information.

        Geron's Development Plans, Work Plans and Development Reports shall be considered confidential information subject to the obligations set forth in
Section 19 hereto.

               G.     Review of Development Documentation.

        WARF may, within thirty (30) days of its request, review all documentation and records relating to Geron's development of Products and Research Products in the Exclusive Field and the Nonexclusive Field. Geron shall make such records available at a single United States location. Such review may be performed by any employee of WARF, or any agent designated by WARF. WARF shall perform such review at its expense, and not more than once per calendar year. In the event that WARF's audit reveals an unreported missed milestone, or a cessation of active development of Products or Research Products in a particular cell type or cell types for more than one year, the provisions of Sections 3A(iii)(d), 7A and 7D shall apply.

        Section 4. Consideration.

               A.     License Fee.

        The parties acknowledge that Geron paid WARF a license fee under the Second License. No additional license fee is payable under this Agreement.

               B.     Patent Prosecution.

                      (i) Geron agrees to reimburse WARF for a portion of the costs associated with filing, prosecuting and maintaining the Licensed Patents. Geron has paid such patent reimbursement for the Licensed Patents up to the date of this Agreement. In the event that further patents are added to the Licensed Patents, Geron shall reimburse WARF * per United States patent application within thirty (30) days after Geron's receipt of an invoice from WARF. For each such newly added U.S. patent application, Geron shall notify WARF of whether it desires a PCT application and/or foreign national application to be filed, and, upon such filings being made by WARF shall reimburse WARF * per PCT application and * per foreign national application.

                      (ii) WARF will prosecute all applications until WARF determines that continued prosecution is unlikely to result in the issuance of a patent in that country. WARF will timely provide copies of all patent communications with the U.S. Patent Office or its foreign counterpart to Geron and allow Geron the opportunity to comment on the prosecution of the Licensed Patents. If WARF decides to abandon prosecution of an application in a particular country (excluding abandonment of applications as part of patent prosecution strategy in favor of continuing application(s) claiming the subject matter claimed in the abandoned application), or to allow an issued patent within the Licensed Patents to lapse, WARF shall notify Geron in writing of such decision at least thirty (30) days before any abandonment or lapse would occur and Geron may, at its election, continue prosecution of the application or maintenance of the patent. In the event that Geron does so elect, WARF will cooperate with Geron as reasonably requested by Geron to facilitate such continued prosecution or maintenance.

                      (iii) Geron and WARF hereby agree that they will make all necessary filings and provide all necessary documentation to allow WARF to apply for an extension of the patent term for each of the Licensed Patents pursuant to 37 CFR 1.710 et seq.

               C.     Royalty.

                      (i) Geron agrees to pay to WARF as "earned royalties" a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product or Research Product is actually sold and paid for, the date an invoice is sent by Geron, or the date a Product or Research Product is transferred to a third party for any promotional reasons. The royalty shall remain in effect until no Licensed Patent remains an enforceable patent (except as extended for Therapeutic Products pursuant to Section 7A) at the following rates:

                      (a) * percent (* %) of the Selling Price for Therapeutic Products in the Exclusive Field;

                      (b) * percent (* %) of the Selling Price for Diagnostic Products in the Exclusive Field;

                      (c) * percent (* %) of the Selling Price for Therapeutic Products in the Nonexclusive Field;

                      (d) * percent (* %) of the Selling Price for Diagnostic Products in the Nonexclusive Field;

                      (e) * percent (* %) of the Selling Price for Research Products in the Research Products Field; and

                      (f) between * percent and * percent (* % - * %) of the Selling Price of Products or Research Products in the Research-Related Field as appropriate to the type of product and market for such product. The parties agree to negotiate the royalty rate in good faith upon identification or discovery of a Product or Research Product in the Research-Related Field.

                      (ii) Royalties on sales by Geron or its sublicensee of Products or Research Products that are neither made, used, nor sold in a country within the Patent Territory shall be subject to reduction as follows:

                      (a) If Competing Products are sold in a country outside the Patent Territory in which Geron or its sublicensees are also selling Products or Research Products, and the total sales of the Competing Products in that country are greater than or equal to * percent (* %) of the total sales of Products or Research Products sold by Geron in that country, the royalties otherwise payable by Geron or its sublicensees to WARF shall be reduced by * percent (* %).

                      (b) If Competing Products are sold in a country outside the Patent Territory in which Geron or its sublicensees are also selling Products or Research Products, and the total sales of the Competing Products in that country are greater than or equal to * percent (* %) of the total sales of Products or Research Products sold by Geron in that country, the royalties otherwise payable by Geron or its sublicensees to WARF shall be reduced by * percent (* %)

For purposes of this Section 4C(ii), "Patent Territory" means all the countries in which the Licensed Patents are pending or enforceable at the time Products or Research Products are sold. The reduction in royalties set forth herein shall be subject to adjustment each quarter based on the relative amounts (as provided in (a) and (b) above) of Competing Products and Products or Research Products sold in a country during the quarter in which a royalty reduction in being applied. "Competing Products" means products or services that (i) if sold by Geron, would be Products or Research Products, and (ii) address the same indication as a Therapeutic Product sold by Geron or its sublicensee, or the same application as a Diagnostic Product or Research Product sold by Geron or its sublicensee, and
(iii) which are not sold under a royalty-bearing agreement between WARF or WiCell and the seller of the Competing Products.

                      (iii) If Geron must make payments to one or more third parties, pursuant to an arms' length transaction with such third party (which transaction, in the case of a third party which is a Collaborator, Contract Service Provider, or Development Partner, is not part of the collaboration with Geron), during any calendar year to obtain a license or similar right in the absence of which Geron could not legally make, use or sell the Products or Research Products, then Geron may deduct * percent (* %) of such third party payments from royalties payable to WARF with respect to that calendar year, provided that such deduction does not exceed * percent (* %) of the royalties payable to WARF under this Agreement during such calendar year.

               D.     Minimum Royalty and Milestone Payment.

                      (i) Geron agrees to pay to WARF a minimum royalty per calendar year or part thereof during which this Agreement is in effect starting in calendar year 2003, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty shall be * in 2003, * in 2004, * in 2005 and in each calendar year thereafter. The minimum royalty payment for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products or Research Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any given calendar year.

                      (ii) Geron further agrees to pay to WARF milestone payments as outlined below within thirty (30) days from the specified event set forth below whether achieved by Geron or its sublicensee(s). These payments are not creditable against running royalties or other payments due hereunder.

--------------------------------------------------------------------------------
EVENT                               CASH                  SHARES
--------------------------------------------------------------------------------
IND or comparable regulatory          *    * Geron Shares, plus an additional
filing for the first Product                 number of Geron Shares with a value
developed from each cell type                equivalent to * Geron Options
in the Exclusive Field
--------------------------------------------------------------------------------

IND or comparable regulatory          *    * Geron Shares, plus an additional
filing for the first Product                 number of Geron Shares with a value
developed from each cell type                equivalent to * Geron Options
in the Nonexclusive Field
--------------------------------------------------------------------------------

NDA, BLA or comparable regulatory     *    * Geron Shares, plus an additional
approval for the first Product               number of Geron Shares with a value
developed from each cell type in             equivalent to * Geron Options
the Exclusive Field
--------------------------------------------------------------------------------

NDA, BLA or comparable regulatory     *    * Geron Shares, plus an additional
approval for the first Product               number of Geron Shares with a value
developed from each cell type in             equivalent to * Geron Options
the Nonexclusive Field
--------------------------------------------------------------------------------

        Geron shall file with the Securities and Exchange Commission a registration statement for the Geron Shares to be issued to WARF within thirty
(30) days after the date the milestone is achieved, and will use reasonable diligence thereafter to obtain registration of the Geron Shares. In the event that WARF desires to sell a substantial percentage of the Geron Shares in the public market, WARF agrees to appropriately manage the sale of such shares so as not to detrimentally affect the price of the stock.

               E.     Accounting; Payments.

                      (i) Amounts owing to WARF under Sections 2B and 4C shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the sixtieth (60th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty
(30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

                      (ii) Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(a). All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate published in the Wall Street Journal for the last day of the calendar quarter.

                      (iii) A full accounting showing how any amounts owing to WARF under Sections 2B and 4C have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per-country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event Geron or its sublicensees apply a royalty reduction to the Selling Price of Products or Research Products as set forth in Section 4C(ii), Geron or its sublicensees shall supply WARF with reasonable documentation evidencing the sales of Competing Products to support such reduction in royalty rate. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

        Section 5. Certain Warranties.

               A.     WARF warrants that except as otherwise provided under
Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Geron in this Agreement. However, nothing in this Agreement shall be construed as:

                      (i) a warranty or representation by WARF as to the validity or scope of any of Licensed Patents;

                      (ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

                      (iii) an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement.

               B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY GERON OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

               C. Geron warrants that it will not perform the following three experiments with Materials provided by WARF, WiCell or the University of Wisconsin or derived therefrom: (a) intermixing of Materials with an intact embryo, either human or nonhuman; (b) implanting Materials or products of Materials in a uterus; and (c) attempting to make whole embryos by any method.

               D. Geron represents and warrants that it has, or will obtain, the expertise necessary to develop and market Products and Research Products and that it will actively and diligently pursue development of Products and Research Products for sale in the commercial market. Notwithstanding the foregoing, the exclusive remedies for Geron's breach of the warranty set forth in this Section 5D, are those provided in Sections 3A(iii)(d), 7A and 7D, and only to the extent that a milestone for a Product in the Exclusive Field is missed by more than * as specified in Section 3A(iii)(d), or commencement of clinical trials or product launch for Therapeutic Products is delayed as specified in
Section 7A, or Geron ceases active development of a cell type for therapeutic and diagnostic purposes for 12 months as specified in Section 7D.

        Section 6. Recordkeeping.

               A. Beginning when the first of the Products or Research Products is sold, Geron and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Geron's and its sublicensee(s)'s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or Research Products or their manufacture. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement; however, WARF shall initially have only the right to audit the most recent three (3) years of books and records. If a discrepancy of five percent (5%) or more of the royalties paid in any given year is found, WARF shall have the right to audit an additional three (3) years of books and records.

               B. Geron and its sublicensee(s) shall take all steps necessary so that WARF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to verify the accuracy of Geron's and its sublicensee(s)'s accounting. Such review may be performed no more than annually by any independent attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

               C. If a royalty payment deficiency is determined, Geron and its sublicensee(s) shall pay the royalty deficiency outstanding within thirty
(30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4E(i).

               D. If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then Geron or its sublicensee shall be responsible for paying WARF's out-of-pocket expenses incurred with respect to the audit that identified the deficiency.

        Section 7. Term and Termination.

               A. The term of this Agreement shall begin on the effective date of this Agreement and continue until the earlier of (i) the date that no Licensed Patent remains an enforceable patent or the date that the Extended Royalty Period (defined below) ends, whichever is later, or (ii ) the date that the payment of earned royalties under Section 4C, once begun, ceases for more than eight (8) consecutive calendar quarters. In light of the long development process before Geron will bring Therapeutic Products to market, in consideration for WARF's having provided the Materials to Geron and WARF's agreement to provide to Geron additional Materials under Section 2D, Geron agrees to pay to WARF royalties on Therapeutic Products, at a stepped-down royalty rate, for an "Extended Royalty Period" after the expiration of the last Licensed Patent to expire. Such stepped-down royalty rate shall be * percent (* %) of the royalty rates specified for such Therapeutic Products in Section 4C of this Agreement. The Extended Royalty Period shall begin on the date that none of the Licensed Patents listed in Appendix B as of * remains an enforceable patent, and continue for each cell type for whichever of the following two periods is longer for that cell type:

                      (i) The number of months between * and the commencement of the first human clinical trial on a Therapeutic Product for that cell type.

                      (ii) If the date of launch of the first Therapeutic Product for that cell type is later than the launch milestone in the Specific Development Plan for that cell type (as adjusted for changes made by agreement under Section 3A(ii) or by Geron under Section 3A(iii) for delays outside Geron's control, but not adjusted for changes made by Geron under Section 3A(iii)(c) for delays within Geron's control), the cumulative months of delay attributable to reasons within Geron's control (as defined in Section 3A(iii)(c)) for which WARF has not agreed in writing to waive the consequences.

               B. Geron may terminate this Agreement at any time by giving at least ninety (90) days' written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination. The royalty provisions of Section 4C shall survive Geron's termination of this Agreement prior to its expiration under this Section 7B with respect to any Products or

Research Products sold by Geron or its sublicensees before the date this Agreement would have expired under Section 7A.

               C. If Geron at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, or commits any breach of any other covenant herein contained, and Geron fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, WARF may, at its option, terminate this Agreement by giving written notice of termination to Geron. Notwithstanding the foregoing, WARF shall have no right to terminate, and no other remedy, for Geron's failure to meet milestones in or otherwise adhere to Geron's Specific Development Plans, Geron's failure to have or obtain necessary expertise, or Geron's failure to develop Products or Research Products actively and diligently, except as provided in Sections 3A(iii)(d), 7A and 7D.

               D. On thirty (30) days written notice, WARF may terminate Geron's license under Section 2A(i) or 2A(ii) with respect to any particular cell type if Geron ceases active development of such cell type for both diagnostic and therapeutic purposes (i.e., Geron pursues neither one) for a continuous period of * months. If WARF asserts that Geron has ceased active development and Geron disagrees, Geron may submit the issue to Truncated Arbitration.

               E. Upon the termination of this Agreement, Geron shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

        Section 8. Assignability.

        This Agreement may not be transferred or assigned by Geron except to a company in which Geron owns at least fifty percent (50%) of the equity, upon sale or transfer of substantially all the assets of Geron, or with the prior written consent of WARF.

        Section 9. Enforcement.

               A. WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in WARF's sole judgment, such action may be reasonably necessary, proper, and justified. In the event that Geron believes there is infringement of any Licensed Patent under this Agreement which is to Geron's substantial detriment, Geron shall provide WARF with written notice that such infringement is occurring including reasonable evidence of the infringement. Within three (3) months of receiving such written notice from Geron, WARF shall either take action to abate the infringement or notify Geron in writing that it does not intend to take action to abate the infringement. In the event that WARF notifies Geron that it elects not to take action to abate the infringement, WARF shall at the same time notify Geron as to whether WARF consents to Geron taking action to abate the infringement. The decision to allow Geron to take action to enforce the Licensed Patents shall be at WARF's sole discretion.

               B. In the event that WARF does take action to abate the infringement, it shall do so at its own expense. Upon reasonable request by WARF, and if the cause of action arose during the term of this agreement and subject to WARF reimbursing Geron for reasonable out-of-pocket expenses as provided below, Geron shall take action, join in an action, and otherwise provide WARF with such assistance and information as may be useful to WARF in connection with WARF's taking such action. Geron shall have a right to review and comment, in accordance with the confidentiality obligations set forth in
Section 19, on WARF's enforcement of the Licensed Patents in the Licensed Field, including the right to review any proposed settlement of an infringement action prior to WARF's entering into such an agreement. Any recovery or damages for infringement derived through WARF taking such action shall be applied as follows: (a) first, to WARF to reimburse WARF for the expenses of the litigation, including reasonable attorneys' fees, (b) second, to Geron to reimburse Geron for its reasonable expenses in assisting with such litigation, including reasonable attorneys' fees, and (c) the balance of any recovery or damages, except enhanced damages, shall be divided * to Geron and * to WARF.

               C. If WARF does not take action to abate the infringement of the Licensed Patents within three (3) months of receiving the notice described above, Geron may reduce royalties as specified in

Section 9C(i) below or, with WARF's written consent, bring an action to enforce the Licensed Patents as specified in Section 9C(ii) below.

                      (i) The royalties owed under Section 4C on sales of Products or Research Products in a country in the Patent Territory (as defined in Section 4C(ii)) in which Infringing Products (as defined below) are sold shall be reduced by * percent (* %) in such country until such infringement is abated. Additionally, in the event that the total sales of Infringing Products (either by an individual infringer, or collectively in the case of multiple infringers) exceed * percent (* %) of the total sales of Products or Research Products sold by Geron and its sublicensees with which the Infringing Products compete, then the royalty owed by Geron and its sublicensees on sales of such Products or Research Products in that country shall be reduced to zero until such infringement is abated. "Infringing Products" means products or services that infringe one or more claims of a Licensed Patent and which are not sold under a license from WARF or WiCell.

                      (ii) With WARF's written consent, which shall be at the sole discretion of WARF, Geron may elect to enforce the Licensed Patents at its own expense. Any recovery or damages for infringement derived through Geron taking such action shall be applied as follows: (a) first, to Geron to reimburse Geron for the expenses of the litigation, including reasonable attorneys' fees, (b) second, to WARF to reimburse WARF for its reasonable expenses in assisting with such litigation, including reasonable attorneys' fees, and (c) the balance of any recovery or damages, except enhanced damages, shall be divided * to WARF and * to Geron.

        Section 10. Contest of Validity.

        In the event Geron contests the validity of any Licensed Patent, Geron shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

        Section 11. Patent Marking.

        Geron shall insure that it and its sublicensee(s) apply patent markings that meet all requirements of U.S. law, 35 U.S.C. 287, with respect to all Products subject to this Agreement.

        Section 12. Product Liability; Conduct of Business.

               A. Geron and its sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Geron or any sublicensee hereunder. Notwithstanding the above, WARF at all times reserves the right to retain counsel of its own to defend WARF's interests.

               B. Geron warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Geron will present evidence to WARF that the coverage is being maintained with WARF and its inventors listed as additional insureds. In addition, Geron shall provide WARF with at least 30 days prior written notice of any change in or cancellation of the insurance coverage.

        Section 13. Use of Names.

        Geron and its sublicensee(s) shall not use WARF's name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used; except that Geron may use the following statement:

        Geron supported research by Dr. James Thomson at the University of Wisconsin-Madison which resulted in the successful derivation of human embryonic stem cells. Geron has a license agreement with Wisconsin Alumni Research Foundation under the patents on human embryonic stem cells. Geron's license is exclusive for therapeutic and diagnostic products based on neural cells, cardiomyocytes, and pancreatic islet cells made from human embryonic stem cells; nonexclusive for therapeutic and diagnostic products based on hematopoietic cells, osteoblasts, and chondrocytes made from human embryonic stem cells; and nonexclusive for research products based on hepatocytes, neural cells, myocytes, pancreatic islet cells, hematopoietic cells, and osteoblasts made from human embryonic stem cells.

        Section 14. United States Government Interests.

        It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, then:

               A. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. Section 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to Geron in this Agreement shall be subject to such right. In the event there is assertion by the Government of such rights, Geron may be entitled to modification of the royalty and license fee provisions of the Agreement.

               B. Any Products in the Exclusive Field embodying the invention or produced through the use of the invention will be manufactured substantially in the United States.

        Section 15. Miscellaneous.

               A. This Agreement shall be construed in accordance with the internal laws of the State of Wisconsin.

               B. If any dispute arising under this Agreement results in litigation, both parties hereby waive and agree not to request a jury trial.

               C. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties further agree that they shall use good faith efforts to reform the invalid and/or unenforceable clause(s) so as to render them valid and enforceable and, to the extent possible, in conformance with the intent of the parties. The Parties then shall execute a new agreement having the same effective date as this Agreement.

               D. The parties hereto are independent contractors and not joint venturers or partners.

        Section 16. Notices.

        Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by fax, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

        (a)    Wisconsin Alumni Research Foundation
               Attn: Managing Director

               614 Walnut Street
               Madison, Wisconsin 53705
               Fax: (608) 263-1064

        (b)    Geron Corporation
               Attn: Vice President, Corporate Development
               230 Constitution Drive
               Menlo Park, CA 94025
               Fax: (650)566-7181

        Section 17. Integration.

        This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgement, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

        Section 18. Contract Formation and Authority.

        The persons signing on behalf of WARF and Geron hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

        Section 19. Confidentiality.

        "Confidential Information" shall mean any non-public and/or proprietary information identified as confidential by the disclosing party, including without limitation Geron's Development Plans, Work Plans and Development Reports, the Licensed Patents and all information concerning them, and any other information exchanged between the parties hereto that is marked confidential or accompanied by correspondence indicating such information is confidential. In the course of this Agreement, either or both of the parties may disclose Confidential Information to the other. The recipient of the Confidential Information will use it only for the purposes of this Agreement, and will not disclose it except to its employees and designees for those purposes. Each of the parties will ensure that its employees and designees who receive access to the other party's Confidential Information are legally obligated to maintain the confidentiality of such Confidential Information, and such party shall be responsible for the compliance of its employees and designees. Neither party will use any of the other party's Confidential Information to its advantage and to the other party's detriment, and in particular neither party will use Confidential Information to claim priority, in its own patent applications, to the other party's patent applications. Each party represents to the other that the terms of this Section 19 do not conflict with any of the representing party's obligations to any other person or entity.

        The restrictions on use and disclosure of Confidential Information shall not apply to information to the extent any of the following is true:

               (a) the information is now, or hereafter becomes, through no act or failure to act on the part of the recipient, generally known or available to the public;

               (b) the information is known by the recipient before it receives the information;

               (c) the information is furnished to the recipient by a third party who did not acquire the information directly or indirectly from the disclosing party;

               (d) the information is independently developed by the recipient without use or knowledge of the Confidential Information;

               (e) the information is required by law or by order of any court or governmental authority to be disclosed by the recipient. In the event of such compulsory disclosure, however, the recipient shall give the disclosing part sufficient advance written notice to enable it to seek a protective order or other remedy to protect such Confidential Information. The recipient may disclose only the minimum Confidential Information required to be disclosed, whether or not a protective order or other remedy is in place.

        Section 20. Favored Licensee.

               A. If WARF hereafter grants to any third party a license under one or more of the Licensed Patents to make, use and sell Products in the Nonexclusive Field at earned royalty rates which are lower than those provided in this Agreement for the applicable Licensed Patents, then WARF will (i) promptly notify Geron of the existence of such a license; and (ii) in such notice, offer to Geron the lower royalty rate/structure, effective as of the date on which they became effective in respect to the noticed license.

               B. Such new royalty rates shall only be effective if, within thirty (30) days after receipt of the notice provided in Section 20A(i), Geron notifies WARF that it accepts the new royalty rates as offered.

               C. If the third party's license under the applicable Licensed Patent expires or is terminated, the royalty rate to be paid by Geron shall, at WARF's option, return to the rate specified in this Agreement, effective * after the later of the date of such termination or expiration or the date WARF notifies Geron of such termination or expiration.

               D. Any new royalty rates shall become effective only with respect to those cell types that are licensed to the third party at the lower rate and Geron shall continue to pay WARF earned royalties at the rates specified in this Agreement for any Products based on other cell types. In addition, any new royalty rates shall be effective only with respect to Products made, used and sold in an indication for which Geron has submitted, or submits a development plan to WARF and in the territory in which the third party may make, use and sell Products under the lower royalty.

               E. No settlement between WARF and any third party of claims for infringement occurring prior to the execution of such settlement shall be considered the grant of a license under this Section 20; however, any license granted to such third party by reason of the settlement shall be considered a license, but only to the extent it permits the third party to make, use and sell Products under a Licensed Patent in the Nonexclusive Field and the Licensed Territory after the settlement agreement is executed.

        Section 21. Cooperation.

        The parties acknowledge that in the course of Geron's development of Products and Research Products, issues may arise that were not anticipated or adequately addressed in this Agreement. Both parties will work in good faith to identify those issues, understand the other party's interests and concerns with respect to those issues, and explore reasonable and fair ways of addressing those issues. In particular, the parties acknowledge that it is possible that some of the provisions of this Agreement will be objectionable to potential Collaborators or Development Partners of Geron, and that it may be in the interests of both parties to modify those provisions. WARF agrees to discuss with Geron the possibility of modifying those provisions if and when such objections arise, but shall not be obligated to agree to any such modification. Both parties also agree to work to maintain a spirit of cooperation, collaboration, and open and clear communication between them on all matters.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:     /s/ Carl E. Gulbrandsen                     Date: 1/8/2002
   -----------------------------------------------        --------
   Carl E. Gulbrandsen, Managing Director

GERON CORPORATION

By:     /s/ Thomas B. Okarma                        Date: 1/8/02
   -----------------------------------------------        ------
   Thomas B. Okarma, Ph.D. M.D., CEO

-----------------------------------------------------------------

Reviewed by WARF's General Counsel:


/s/ Elizabeth L.R. Donley
-------------------------
Elizabeth L.R. Donley, Esq.


1/8/02

(WARF's attorney shall not be deemed a signatory to this Agreement.)

WARF Ref.: Thomson-P96014US

                                   APPENDIX A
                                   DEFINITIONS

        A. "Licensed Patents" shall refer to and mean those patents and patent applications listed on Appendix B attached hereto that are in countries in the Licensed Territory and any subsequent patent application owned by WARF, including divisionals, continuations, continuations-in-part, reissues, and reexaminations in a country in the Licensed Territory.

        B. "Products" shall refer to and mean Therapeutic Products and Diagnostic Products.

        C. "Therapeutic Products" shall refer to and mean products or services other than Diagnostic Products that (i) are used in the treatment of disease in humans, and (ii) employ, are in any way produced by the practice of, are identified using or arise out of any research involving the inventions claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents. For avoidance of doubt, the parties agree and acknowledge that (i) the use of a Research Product by a third party purchaser, which purchased the Research Product in an arms' length transaction (which transaction, in the case of a third party which is a Collaborator, Contract Service Provider, or Development Partner, is not part of the collaboration with Geron), to identify, create or otherwise produce a product does not make that product a Therapeutic Product, and (ii) Geron's use of a Research Product to screen or profile a known substance or library of known substances from which a product is developed does not make that product a Therapeutic Product.

        D. "Diagnostic Products" shall refer to and mean products or services that (i) are used in the diagnosis, prognosis, screening or detection of disease in humans, and (ii) employ, are in any way produced by the practice of, are identified using or arise out of any research involving the inventions claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents. For avoidance of doubt, the parties agree and acknowledge that (i) the use of a Research Product by a third party purchaser, which purchased the Research Product in an arms' length transaction (which transaction, in the case of a third party which is a Collaborator, Contract Service Provider, or Development Partner, is not part of the collaboration with Geron), to identify, create or otherwise produce a product does not make that product a Diagnostic Product, and (ii) Geron's use of a Research Product to screen or profile an known substance or library of known substances from which a product is developed does not make that product a Diagnostic Product.

        E. "Research Products" shall refer to and mean products or services that are (i) used as research tools, including in drug discovery and development, and (ii) which include any material that, but for this license, would infringe one or more claims of the Licensed Patents or which are manufactured by any method, or using as any material, that, but for this license, would infringe one or more claims of the Licensed Patents. For avoidance of doubt, the parties agree and acknowledge that the license in
Section 2A(iii) includes the right to use Materials in the production of Research Products (including in services). However, Geron agrees that Research Products does not include the Materials themselves nor shall Geron distribute Materials to third parties other than sublicensees in the Exclusive Field, Contract Service Providers, Collaborators and Development Partners. WARF agrees that Materials may be used in "services" within the definition of Research Products by Geron and its Contract Service Providers, Collaborators, and Development Partners, but that Contract Service Providers and Collaborators may not sell such services to third parties other than as Geron's agent.

        F. "Selling Price" shall mean, in the case of Products or Research Products (including services) that are sold by Geron or Geron's sublicensee, the price to the end user of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products or Research Products, value added taxes (or comparable duties as required in each country) or sales taxes. For purposes of this Agreement, the term "price to the end user" shall mean the price paid to Geron or Geron's sublicensee for Products or Research Products by its customer assuming an arm's length transaction. In the event that Geron or Geron's sublicensee sells Products or Research Products to an Affiliate, the price shall be deemed that amount that Geron would have received if it had sold such Products or Research Products to an unaffiliated third-party. The Selling Price for a Product or Research Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the end user of that type of Product or Research Product during the applicable calendar year, but only to the extent the number of Products or Research Products so transferred exceeds * percent (* %) of the annual total of Products or Research Products sold. All taxes, assessments, or other charges of any kind which may be imposed on sales of Products or Research Products by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement shall be paid by Geron.

        G. "Development Report" shall mean a written account of Geron's progress in development having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.

        H. "Materials" shall refer to and mean the primate, including human, embryonic stem cells claimed in the Licensed Patents.

        I. "Exclusive Field" shall mean the use in Therapeutic Products or Diagnostic Products of the following cell types, and precursors of such cell types, developed from and/or incorporating the Materials or derivatives of the
Materials: neural cells, cardiomyocytes, and pancreatic islet cells. Notwithstanding Geron's exclusivity, to the extent a precursor of a cell type within the Exclusive Field is also a precursor of a cell type outside the Exclusive Field, WARF is not restricted from granting licenses to third parties for the use of such precursor.

        J. "Nonexclusive Field" shall mean the use in Therapeutic Products or Diagnostic Products of the following cell types, and precursors of such cell types, developed from and/or incorporating the Materials or derivatives of the
Materials: hematopoietic cells, osteoblasts, and chondrocytes.

        K. "Research Products Field" shall mean the use in Research Products of the following cell types, and precursors of such cell types, developed from and/or incorporating the Materials or derivatives of the Materials: hepatocytes, neural cells, myocytes, pancreatic islet cells, hematopoietic cells, and osteoblasts.

        L. "Research-Related Field" shall mean any use of Therapeutic Products, Diagnostic Products or Research Products that arise out of research under the nonexclusive license for Internal Research granted in Section 2A(v) that is outside the Exclusive Field, the Nonexclusive Field, and the Research Products Field. However, in no event shall Products or Research Products in the Research-Related Field comprise the Materials or cells derived from the Materials.

        M.     "Licensed Territory" shall be worldwide.

        N. "Contract Service Provider" shall mean a person or organization with which Geron enters into a written contract for the provision of specific services (e.g., testing, contract manufacturing, distribution, etc. to Geron) in support of Geron's commercialization of Products or Research Products.

        O. "Collaborator" shall mean a person or organization with which Geron enters into a written agreement for a specific project or projects to be directed by Geron involving research on and/or development of Materials and cells derived from Materials in support of Geron's commercialization of Products or Research Products.

        P. "Development Partner" shall mean a person or organization with which Geron enters into a specific written collaborative agreement (subject to WARF's right to disapprove pursuant to Section 2B(ii)(c)) for research and development, manufacturing, marketing, or other activities necessary for the commercialization of Products or Research Products.

        Q. "Truncated Arbitration" means an arbitration process meeting the following criteria: (i) a specific issue or small group of related issues is submitted to arbitration; (ii) a single neutral arbitrator (chosen by two qualified arbitrators, of whom each party shall select one), with at least ten
(10) years of experience directly relevant to the issues in dispute, decides the issue(s); (iii) each party submits concise written facts and arguments (not more than 50 pages); (iv) the arbitrator holds a single hearing, with informal procedures, of not more than one day; and (v) the arbitrator renders a written decision within no more than 90 days after the request for arbitration. The parties may agree on the informal procedures and the place for the arbitration, but in the absence of agreement the arbitrator will establish them.

        R. "Geron IP" means those claims of any patent or patent application, together with any reissues, continuations or divisional applications arising therefrom and those claims of any continuation-in-part application that are fully supported by such filings, that are assigned to Geron, that are in the field of embryonic stem cells, and:

                      (i) that have a filing date before the date of this Agreement; or

                      (ii) if Geron's license with respect to a cell type is converted from exclusive to nonexclusive pursuant to Section 3A(iii)(d), that relate specifically to that cell type and have a filing date before the date of WARF's notice of conversion; or

                      (iii) if Geron's license with respect to a cell type is terminated pursuant to Section 7D, that relate specifically to that cell type and have a filing date before the date of WARF's notice of termination.

A claim in a patent or patent application "relates specifically to" a cell type to the extent the claim pertains to a composition of matter comprising, or a method of making, or a method of using, the cell type.

        S. "Geron Options" means stock options granted pursuant to Geron's 1994 Stock Option Plan, with an exercise period of ten years and a strike price equal to the closing price of Geron Shares as of the day prior to the date of the event triggering the milestone. Geron shall use the Black-Scholes model for purposes of calculating the value of the Geron Options.

        T.     "Geron Shares" means shares of Geron common stock.

        U. "Licensed Field" shall refer to and mean the Exclusive Field, the Nonexclusive Field, and the Research Products Field.

        V. "Affiliate" means an entity that controls, is controlled by, or is under common control with Geron. For purposes of this definition, "control" means greater than fifty percent (50%) of the voting shares or units of an entity.

        W. "Internal Research Purposes" means research conducted internally at Geron but excludes human clinical trials and development work subsequent to commencement of those clinical trials.

                                   APPENDIX B

                                LICENSED PATENTS

------------------------------------------------------------------------------
       REFERENCE                           PATENT     ISSUE     APPLICATION
         NUMBER          COUNTRY           NUMBER     DATE     SERIAL NUMBER
*
==============================================================================
            *         UNITED STATES           *         *
==============================================================================

*
==============================================================================
            *         UNITED STATES           *         *
------------------------------------------------------------------------------
            *         PCT                                            *
------------------------------------------------------------------------------
            *         CANADA                                         *
------------------------------------------------------------------------------
            *         EPO                                            *
==============================================================================

*
==============================================================================
            *         UNITED STATES                                  *
------------------------------------------------------------------------------
            *         PCT                                            *
------------------------------------------------------------------------------
            *         EPO                                            *
==============================================================================

*
==============================================================================

            *         UNITED STATES                                  *
------------------------------------------------------------------------------

            *         UNITED STATES                                  *
==============================================================================

                                   APPENDIX C
                               WARF ROYALTY REPORT

  AGREEMENT NO:             INVENTOR:                                   P#:  P
                 ---------             -------------------------------      ----
PERIOD COVERED:  From:     /    / 199            Through:        /        / 199
                       -----------------------              -------------------
   PREPARED BY:                                     DATE:
                 -----------------------------             --------------------
   APPROVED BY:                                     DATE:
                 -----------------------------             --------------------

          If license covers several major product lines, please prepare a separate report for each line. Then combine all product
                          lines into a summary report.

  REPORT TYPE: [ ] SINGLE PRODUCT LINE REPORT:

               [ ] MULTIPRODUCT SUMMARY REPORT.  Page 1 of ______ Pages

               [ ] PRODUCT LINE DETAIL.  Line: _______ Tradename: ____ Page: ___

REPORT CURRENCY: [ ]  U. S. DOLLARS        [ ] OTHER

======================================================================================================
                                                                              PERIOD ROYALTY AMOUNT
                    GROSS        * LESS:          NET         ROYALTY      ---------------------------
    COUNTRY         SALES       ALLOWANCES       SALES         RATE        THIS YEAR      LAST YEAR
------------------------------------------------------------------------------------------------------
U.S.A.
------------------------------------------------------------------------------------------------------
Canada
------------------------------------------------------------------------------------------------------
Europe:
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Japan
------------------------------------------------------------------------------------------------------
Other:
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

======================================================================================================
TOTAL:
======================================================================================================

Total Royalty:          Conversion Rate:          Royalty in U.S. Dollars:  $
               --------                  --------                          ----

        The following royalty forecast is non-binding and for WARF's internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:____ Q2:____ Q3:____ Q4:____

                                   APPENDIX D
                               DEVELOPMENT REPORT

A.  Date development plan initiated and time period covered by this report.

B.  Development Report (4-8 paragraphs).

    1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

    2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.  Future Development Activities (4-8 paragraphs).

    1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

    2. Estimated total development time remaining before a product will be commercialized.

D.  Changes to initial development plan (2-4 paragraphs).

    1.  Reasons for change.

    2.  Variables that may cause additional changes.

E.  Items to be provided if applicable:

    1. Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

    2. Development work being performed by third parties other than Geron to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

    3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

    Wisconsin Alumni Research Foundation
    Attn.: Contract Coordinator
    614 Walnut Street
    P.O. Box 7365
    Madison, WI 53707-7365